Exhibit 99.1

LITHIA ANNOUNCES ACQUISITION OF FORD STORE

MEDFORD, OREGON, November 22, 2016 – Lithia Motors, Inc. (NYSE: LAD) has acquired Honolulu Ford in Honolulu, Hawaii. The store will add an additional $90 million in estimated annual revenues.

Bryan DeBoer, President and Chief Executive Officer, commented, “We are pleased to welcome the newest members of the Lithia family with the addition of Honolulu Ford, our fifth store in the state of Hawaii. Clustering locations in a condensed geographic area allows us to develop and share talent, leverage corporate overhead, and build on our positive reputation in the market. This store continues the cadence of acquisitions we have established in 2016 and brings our cumulative estimated annual revenues acquired to over $1.1 billion this year.”

About Lithia

Lithia Motors, Inc. is one of the largest automotive retailers in the United States and is among the fastest growing companies in the Fortune 500. Lithia sells 31 brands of new vehicles and all brands of used vehicles at 153 stores in 17 states. Lithia also arranges finance, warranty, and credit insurance contracts. In addition, Lithia provides vehicle parts, maintenance and repair services at all of its locations.

Sites

www.lithia.com

www.lithiacareers.com

Lithia Motors on Facebook

http://www.facebook.com/LithiaMotors

Lithia Motors on Twitter

http://twitter.com/lithiamotors

Contact:

John North

VP Finance and Chief Accounting Officer

(541) 618-5748